EXHIBIT 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Postal Realty Trust, Inc. on Form S-3 of our report dated April 27, 2020, which includes an emphasis of matter paragraph explaining that the combined statement of revenues and certain expenses was prepared for the purpose of complying with rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) and it is not intended to be a complete presentation of the 21 Property Portfolio’s revenues and certain expenses, with respect to our audit of the combined statement of revenues and certain expenses of the properties known as the 21 Property Portfolio for the year ended December 31, 2019, appearing in the Current Report of Postal Realty Trust, Inc. on Form 8-K filed on December 2, 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY
December 2, 2020